Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Organization

Ridgewood Near East Holdings LLC	Delaware

Ridgewood US Hydro Corporation	Delaware

Ridgewood UK LLC	Delaware